Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WILD OATS MARKETS, INC.,

WFMI MERGER CO.

AND

WHOLE FOODS MARKET, INC.

DATED AS OF FEBRUARY 21, 2007

TABLE OF CONTENTS

		Page

ARTICLE I
THE OFFER

SECTION 1.1.	The Offer	2
SECTION 1.2.	Company Consent; Schedule 14D-9	4
SECTION 1.3.	Stockholder Lists	5
SECTION 1.4.	Directors	5
SECTION 1.5.	Top-Up Option	6

ARTICLE II
THE MERGER

SECTION 2.1.	The Merger	7
SECTION 2.2.	Effective Time	7
SECTION 2.3.	Effect of the Merger	7
SECTION 2.4.	Subsequent Actions	8
SECTION 2.5.	Certificate of Incorporation; By-Laws; Directors and Officers.	8
SECTION 2.6.	Conversion of Securities	8
SECTION 2.7.	Stock Plans.	12
SECTION 2.8.	Time and Place of Closing	12

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PURCHASER

SECTION 3.1.	Organization	13
SECTION 3.2.	Capitalization	13
SECTION 3.3.	Authority	13
SECTION 3.4.	No Conflict; Required Filings and Consents.	14
SECTION 3.5.	Financing	15
SECTION 3.6.	Brokers	15
SECTION 3.7.	Offer Documents; Schedule 14D-9; Proxy Statement
SECTION 3.8.	Ownership of Company Common Stock	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1.	Organization and Qualification	16
SECTION 4.2.	Subsidiaries and Joint Ventures	16
SECTION 4.3.	Capitalization	18
SECTION 4.4.	Authority.	18
SECTION 4.5.	No Conflict; Rights Agreement; Required Filings and Consents.	19

i

INDEX OF DEFINED TERMS

Page
2006 Draft Form 10-K	21
Acquisition Proposal	38
Affiliate	51
Affiliate Transactions	33
Agreement	1
Antitrust Law	51
Certificates	10
Claim	35
Cleanup	51
Closing	12
Closing Date	13
Code	11
Committed Stores	34
Company	1
Company Board	1
Company Board Recommendation	19
Company Common Stock	1
Company’s Bank Credit Agreement	52
Company Disclosure Schedule	16
Company Material Contracts	30
Company Stockholders’ Meeting	15
Confidentiality Agreement	52
Control	52
Copyrights	29
Current Form 10-K	20
DGCL	1
DOJ	42
Dissenting Shares	9
Effective Time	7
Employee Plans	22
Environmental Claim	52
Environmental Laws	52
ERISA	22
ERISA Affiliate	22
ESPP	12
Exchange Act	2
Exchange Agent	10
Exchange Fund	10
FTC	42
GAAP	52
Governmental Entity	7

Hazardous Materials	52
HSR Act	14
Indemnified Parties	43
Independent Directors	6
Intellectual Property Rights	29
Interim Period	33
Joint Venture	18
knowledge	52
Leased Real Property	26
Liens	13
Material Adverse Effect	16
Merger	1
Merger Consideration	8
Merger Sub	1
Merger Sub Common Stock	8
Nasdaq	3
Offer	1
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option Plans	12
Options	12
Outside Date	52
Owned Real Property	26
Patents	29
Permits	24
Permitted Liens	26
Person	53
Proxy Statement	15
Purchase Time	12
Purchaser	1
Purchaser’s Bank Credit Agreement	15
Purchaser Disclosure Schedule	13
Real Property	27
Real Property Leases	27
Regulatory Laws	14
Release	53
Required Approvals	43
Rights	1
Rights Agreement	1
Sarbanes-Oxley	21
Schedule TO	3
Schedule 14D-9	4
SEC	3
SEC Reports	20
Securities Act	7

v

Shares	1
Significant Subsidiary	38
Software	29
Subsidiary	17
Superior Proposal	37
Support Agreement	2
Surviving Corporation	7
Takeover Statute	32
Tax Return	53
Taxes	53
Top-Up Option	6
Top-Up Shares	6
Trademarks	29
Treasury Regulations	53
WARN Act	32

INDEX OF SCHEDULES

Purchaser Disclosure Schedules:

3.4(b)	Consents and Approvals

Company Disclosure Schedules:

4.2(a)	Subsidiaries
4.2(b)	Joint Ventures
4.3	Capitalization
4.5	Consents and Approvals
4.6	Supplemental Information and Schedules Furnished to the Purchaser
4.7	Absence of Certain Changes
4.8	Litigation
4.9	Employee Benefit Plans
4.11	Exceptions to Permits Representations
4.12	Tax Matters
4.13	Environmental Matters
4.14(a)	Leased Real Property
4.14(b)	Owned Real Property
4.15	Use of Company Real Property
4.16	Intellectual Property
4.17	Material Contracts
4.18	Brokers
4.19	Collective Bargaining and Labor Compliance
5.1	Exceptions to Ordinary Course Operations
5.12	D&O Insurance Premium
8.4	Company Knowledge

Jointly Prepared Schedule

5.1(q)	Agreed Capital Expenditures

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2007 (the “Agreement”), by and among Wild Oats Markets, Inc., a Delaware corporation (the “Company”), WFMI Merger Co., a Delaware corporation (“Merger Sub”), and Whole Foods Market, Inc., a Texas corporation (“Purchaser”).

WHEREAS, the board of directors of each of Purchaser and the Company has approved the acquisition of the Company by Purchaser on the terms and conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, as amended, dated May 22, 1998, by and between the Company and Wells Fargo Bank, N.A., as successor in interest to Norwest Bank Minneapolis, N.A. (the “Rights Agreement”) (the shares of Common Stock, together with the Rights, being referred to collectively as the “Shares”), at a price of $18.50 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following the consummation, or under certain conditions, the termination of the Offer, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Merger Sub, Purchaser or any direct or indirect wholly-owned Subsidiary of Merger Sub or the Company immediately prior to the Effective Time, which will be canceled with no consideration issued in exchange therefor, and other than Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and (iii) determined, as of the date hereof, to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement;

WHEREAS, the board of directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Purchaser and or a wholly-owned Subsidiary of Purchaser (in each case, in its capacity as the sole stockholder of

Merger Sub) has adopted the “agreement of merger” set forth in this Agreement in each case, in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto have entered into a Tender and Support Agreement, dated even date herewith, with Yucaipa American Alliance Fund I, L.P. and Yucaipa American Alliance (Parallel) Fund I, L.P. (the “Support Agreement”); and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 9.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE OFFER

SECTION 1.1.                        The Offer.

(a)           (i)            Merger Sub shall, and Purchaser shall cause Merger Sub to, promptly (but in no event later than February 27, 2007) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding shares of Company Common Stock, at the Offer Price.  The obligations of Merger Sub to, and of Purchaser to cause Merger Sub to, accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A hereto (the “Offer Conditions”).  The initial expiration date of the Offer shall be the twentieth business day following (and including the day of) the commencement of the Offer. Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of shares of Company Common Stock sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A, (E) amend or modify the conditions set forth on Exhibit A in a manner adverse to the holders of shares of Company Common Stock, (F) extend the expiration of the Offer except as required or permitted by Section 1.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock.

(ii)           Subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of the time of any scheduled expiration of the Offer (including at the expiration of any extension of the Offer as described below), Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment and promptly pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.  Merger Sub may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty business days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Global Market (“Nasdaq”) applicable to the Offer, or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, provided that Merger Sub shall not extend the Offer pursuant to clause (A) of this Section beyond the Outside Date without the consent of the Company.  The Offer Price may be increased, and the Offer may be extended to the extent required by law in connection with such increase in the Offer Price, in each case without the consent of the Company.

(iii)          Subject to the terms and conditions of this Agreement, Merger Sub shall extend the Offer on one or more occasions for periods determined by Merger Sub of up to twenty business days per extension if, at any scheduled expiration of the Offer, any of the Offer Conditions have not been satisfied or waived; provided, that (A) if all Offer Conditions other than the Minimum Tender Condition are satisfied or waived as of any scheduled expiration of the Offer, Merger Sub shall not be obligated to extend the Offer unless required by applicable Law or any applicable rule or regulation of any stock exchange (but shall be entitled to extend the Offer), and (B) if at any scheduled expiration of the Offer (x) the Offer Condition set forth in Paragraph 2(a) of Exhibit A has not been satisfied or waived (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal) or (y) the Offer Condition set forth in Paragraph 2(d) of Exhibit A has not been satisfied or waived by Merger Sub and, in the case of clause (y), the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured within 30 days after receipt by the Company of notice of such breach or failure or, if capable of being cured within such period, has not been cured within such period, then Merger Sub shall not be obligated (but shall be entitled) to extend the Offer; provided, further, that Merger Sub shall not, and shall not be required to, extend the Offer (1) beyond the Outside Date or (2) at any time that it is permitted to terminate this Agreement pursuant to Article VII.

(b)           On the date of commencement of the Offer, Purchaser and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and the Purchaser and Merger Sub shall give reasonable and good faith consideration to any comments made by Company and their counsel.  Purchaser and Merger Sub agree to provide the Company with (i) any comments or other communications, whether written or oral that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Purchaser and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Purchaser and Merger Sub or their counsel in any discussions or meetings with the SEC.  If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law or any applicable rule or regulation of any stock exchange.

(c)           Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and Merger Sub shall maintain such funds exclusively for such purpose.

SECTION 1.2.                        Company Consent; Schedule 14D-9.

(a)           The Company hereby approves of and consents to the Offer.

(b)           On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 5.3, the recommendations of the Company Board described in Section 4.4(b).  Each of Purchaser and Merger Sub shall promptly furnish to the Company in writing all information concerning Purchaser or Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents (it being understood that such consent shall not be deemed to limit the Company Board’s rights under Section 5.3) and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders.  Purchaser and Merger Sub shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and Merger Sub and their counsel.  The Company agrees to provide Purchaser and Merger Sub with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or their counsel in any discussions or meetings with the SEC.  If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Purchaser, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company, Purchaser or Merger Sub which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law or any applicable rule or regulation of any stock exchange.

SECTION 1.3.                        Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event on or before February 23, 2007), furnish Purchaser and Merger Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Purchaser and Merger Sub with such information and assistance (including periodic updates of such information) as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.  Subject to the requirements of applicable law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, Merger Sub shall hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated, Purchaser and Merger Sub shall promptly deliver (and use their respective reasonable best efforts to cause their agents to deliver) to the Company all such information and documents (and all copies, extracts or summaries thereof).

SECTION 1.4.                        Directors.

(a)           Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding shares of Company Common Stock, and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the total number of shares of Company Common Stock outstanding, and the Company shall, upon request by Merger Sub, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall cause Merger Sub’s designees to be so elected or appointed.  The Company shall also use its reasonable best efforts to cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Merger Sub.  The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act.  At the request of Merger Sub, the Company shall take all actions necessary to effect any such election or appointment of Merger Sub’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Merger Sub otherwise elects, shall be so mailed on a date not less than ten (10) days prior to the expiration of the initial Offer.  Purchaser and Merger Sub will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b)           Following the election or appointment of Merger Sub’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Purchaser or Merger Sub under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of shares of Company Common Stock other than Purchaser or Merger Sub) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who were not designated by Merger Sub.

(c)           In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Purchaser or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

SECTION 1.5.                        Top-Up Option.

(a)           The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only after the acceptance by Merger Sub of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser, Merger Sub and any Subsidiaries or Affiliates of Purchaser or Merger Sub, taken as a whole, at the time of such exercise, shall constitute one share more than 90% of the total shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Shares) at a price per share equal to the Offer Price; provided, however, that (i) in no event shall the Top-Up Option be exercisable (x) for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Common Stock (including as authorized and unissued shares of Common Stock, for purposes of this Section 1.5, any shares of Company Common Stock held in the treasury of the Company), or (y) if the issuance of shares of Company Common Stock by the Company in connection with the exercise of the Top-Up Option by Merger Sub would violate applicable Nasdaq rules, (ii) Merger Sub shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Merger Sub shall (and Purchaser shall cause Merger Sub to) consummate the Merger in accordance with Section 253 of the Delaware GCL as contemplated by this Agreement, and (iii) the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.

(b)           Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(c)           Purchaser and Merger Sub understand that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Purchaser and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).  Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II
THE MERGER

SECTION 2.1.                        The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation.”

SECTION 2.2.                        Effective Time.  As promptly as practicable, and in any event within one business day after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the “Effective Time”).

SECTION 2.3.                        Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL (including Section 259 of the DGCL).  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4.                        Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2.5.                        Certificate of Incorporation; By-Laws; Directors and Officers.

(a)           At and after the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL, except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be that of the Company.

(b)           At and after the Effective Time, the By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein or in the Certificate of Incorporation of the Surviving Corporation and the DGCL, except that such By-Laws shall be amended to change the name of the Surviving Corporation to the Company’s name.

(c)           The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.

SECTION 2.6.                        Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holder of any shares of Company Common Stock, or the holder of any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a)           Company Common Stock.  Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(c) and Dissenting Shares) or issuable pursuant to any outstanding equity awards granted under the Option Plans or otherwise shall be converted automatically into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”).  As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of such holder’s shares.  Notwithstanding the foregoing, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(b)           Merger Sub Common Stock.  Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Purchaser.

(c)           Cancellation of Treasury Stock and Purchaser- and Merger Sub-Owned Company Common Stock.  All shares of Company Common Stock  that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Purchaser, Merger Sub or any subsidiary of Purchaser or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(d)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the “fair value” of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Offer Price in accordance with Section 2.6(a) upon surrender in the manner provided in Section 2.6(f) of the certificate or certificates that formerly evidenced such shares of Company Common Stock.  Any payments made in respect of Dissenting Shares shall be made in accordance with the DGCL solely by the Surviving Corporation out of its own funds.  The Company shall give prompt notice to Purchaser and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments served pursuant to the DGCL and received by the Company relating to stockholder rights of appraisal, and Purchaser and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Purchaser and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e)           Exchange Agent.  From time to time after the Effective Time, the Purchaser shall, and shall cause the Surviving Corporation to, when and as required, deposit with a bank or trust company designated by Purchaser (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(f)            Exchange Procedure for Certificates.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a):  (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(a), and the Certificate so surrendered shall forthwith be cancelled.  The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  In the event of a transfer of ownership of such Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.6(f), each Certificate (other than a Certificate representing shares of Company Common Stock cancelled in accordance with Section 2.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(a).  No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate.

(g)           No Further Ownership Rights in Company Common Stock.  All consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company

Common Stock theretofore represented by such Certificates, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made with respect to shares of Company Common Stock that remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

(h)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions that such holder may be due on Company Common Stock, under applicable law.

(i)            No Liability.  None of the Company, Merger Sub, Purchaser, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, stockholder, agent or affiliate thereof, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j)            Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(k)           Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(l)            Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 2.7.                        Stock Plans.

(a)           Not later than the Effective Time, the Company shall take all actions necessary to provide that, either (i) at the Effective Time (or to the extent practicable, immediately prior to the time (the “Purchase Time”)  at which the Purchaser consummates the purchase of tendered Shares pursuant to the Offer), each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 4.3 of the Company Disclosure Schedule, each as amended (collectively, the “Option Plans”), or granted otherwise, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from Merger Sub or the Surviving Corporation an amount in cash in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price thereof and (y) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding Taxes) or (ii) any Option that is not cancelled as described in Section 2.7(a)(i) above shall represent, upon exercise on or after the Effective Time, the right to receive Company Common Stock which has been converted into the right to receive the Merger Consideration.

(b)           Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate no later than the Effective Time and, except as set forth in Section 2.7(c), cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Purchaser shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c)           Substantially concurrently with the approval of this Agreement, the Compensation Committee of the Company Board will take any and all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) all offering periods under the ESPP will be immediately suspended and any contributions made for the current offering periods will be returned to ESPP participants, and (ii) the ESPP will terminate, effective immediately as of the Purchase Time, except that all administrative and other rights and authorities granted under the ESPP to the Company, the Company Board or any committee or designee thereof shall remain in effect and reside with the Company following the Purchase Time.

SECTION 2.8.                        Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Purchaser and the Company, the closing of the Merger (the “Closing”) will be held at 10:00 a.m., Austin, Texas time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”).  The place of Closing shall be at the offices of the Purchaser in Austin, Texas, or at such other place as may be agreed between Purchaser and the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PURCHASER

Except as set forth in the Disclosure Schedule delivered by Purchaser and Merger Sub to the Company at or prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), each of Merger Sub and Purchaser hereby represents and warrants to the Company as follows:

SECTION 3.1.                        Organization.  Each of Merger Sub and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

SECTION 3.2.                        Capitalization.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.  As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Purchaser free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (“Liens”).  There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.  Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

SECTION 3.3.                        Authority.  Each of Merger Sub and Purchaser has the necessary corporate power and authority to enter into this Agreement and carry out their respective obligations hereunder.  The execution and delivery of this Agreement by each of Merger Sub and Purchaser and the consummation by each of Merger Sub and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Purchaser, the performance by each of Merger Sub and Purchaser of their respective obligations hereunder and the consummation by each of Merger Sub and Purchaser of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Merger Sub and Purchaser and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of each of Merger Sub and Purchaser, enforceable against each of Merger Sub and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.4.                        No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of Merger Sub and Purchaser does not, and the performance of this Agreement by each of Merger Sub and Purchaser and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 3.4(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Purchaser or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Purchaser or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.4(b) and Section 3.4(c)), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Merger Sub or Purchaser pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Purchaser is a party or by which either Merger Sub or Purchaser or any of their respective property is bound or subject except, in the case of clause (iii), for such breaches, defaults, rights or Liens that would not materially impair the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby.

(b)           Except for applicable requirements, if any, of the Exchange Act, the Securities Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of the Certificate of Merger as required by the DGCL, and except as set forth in Section 3.4(b) of the Purchaser Disclosure Schedule, neither Purchaser nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.  No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Purchaser or Merger Sub in connection with their execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.  For purposes of this Agreement, “Regulatory Laws” means any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company or its Subsidiaries, including, without limitation, with respect to alcoholic beverage control, health and safety and fire safety.

(c)           Although Purchaser does not require the approval of its lenders under that certain Third Amended and Restated Credit Agreement, dated as of October 1, 2004 and as amended to date, to which the Purchaser, its Subsidiaries and JPMorgan Chase Bank, N.A., as agent, are parties (“Purchaser’s Bank Credit Agreement”) to consummate the Merger, such approval would be required in order to consummate the Offer; and Purchaser reasonably anticipates obtaining such approval.

SECTION 3.5.                        Financing.  Purchaser has available sufficient cash and committed financing sources to satisfy its obligations to cause Merger Sub to purchase and pay for Shares pursuant to the Offer and to cause the Surviving Corporation to pay the aggregate Merger Consideration.  Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the closing of the Offer or the Merger.

SECTION 3.6.                        Brokers.  Except for RBC Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub or Purchaser.

SECTION 3.7.                        Offer Documents; Schedule 14D-9; Proxy Statement.

(a)           None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           None of the information to be supplied in writing by Merger Sub or Purchaser specifically for inclusion in the proxy statement contemplated by Section 5.4 (together with any amendments and supplements thereto, the “Proxy Statement”) or the Schedule 14D-9 will, at the times such documents are filed with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders and at the time of the meeting of the Company’s stockholders to consider the Merger Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.8                         Ownership of Company Common Stock.  Neither Purchaser nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser and Merger Sub at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Purchaser as follows:

SECTION 4.1.                      Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any effect, change, fact, event, development, occurrence or circumstance that, individually or together with any other effect, change, fact, event, development, occurrence or circumstance, (A) is materially adverse to the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and all of its Subsidiaries, taken as a whole, or (B) materially and adversely effects the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect:  (A) any changes resulting from or arising out of general market, economic or political conditions, provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industry in which the Company or any of its Subsidiaries conduct business, provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Purchaser or Merger Sub or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Offer or the Merger, or (G) other changes reasonably foreseeable as a result of the announcement of the transactions contemplated hereby.

SECTION 4.2.                        Subsidiaries and Joint Ventures.  (a)  Each Subsidiary of the Company is identified on Section 4.2(a) of the Company Disclosure Schedule.  Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, all the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens.  All of the capital stock or other equity interests of each

Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any Liens and preemptive or other similar rights except as set forth on Section 4.2(a) of the Company Disclosure Schedule.  There are no proxies or voting agreements with respect to any shares of capital stock of any such Subsidiary.  There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character  obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.  The Company does not directly or indirectly own a greater than 1.0% equity interest in any Person that is not a Subsidiary or Joint Venture (as defined below) of the Company.  For purposes of this Agreement, “Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

(b)           Neither the Company nor any Subsidiary of the Company is a party to or member of, or otherwise holds, any Joint Venture.  With respect to the joint ventures of the Company and the Subsidiaries of the Company that are not Joint Ventures, (i) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is liable for any material obligations or material liabilities of any such joint ventures, (ii) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, such joint ventures, (iii) none of such joint ventures own or hold any assets that are material to the continued conduct of the business of the Company and the Subsidiaries of the Company, taken as a whole, substantially as it is presently conducted, (iv) except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any material limitation on its right to compete or any material limitation on its right to otherwise conduct business by reason of any agreement relating to such joint venture and (v) to the knowledge of the Company, each joint venture is in material compliance with all applicable laws.  As used herein, “Joint Venture” shall mean those direct or indirect joint ventures of the Company or any Subsidiary of the Company (i) that are not otherwise a direct or indirect Subsidiary of the Company and (ii) in which the Company or any Subsidiary of the Company as of the date of this Agreement have invested, or made commitments to invest, $1.0 million or more, but “Joint Venture” and “joint venture” shall not include any entities whose securities are held solely for passive investment purposes by the Company or any Subsidiary of the Company.  Section 4.2(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company or any Subsidiary of the Company that is not a Joint Venture.

SECTION 4.3.                        Capitalization.  Except as set forth on Section 4.3 of the Company Disclosure Schedule, the authorized and outstanding capital stock of the Company is as set forth in the consolidated balance sheet forming a part of the 2006 Draft Form 10-K (as defined below).  All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.  Except as disclosed in Section 4.3 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests or any debt securities of the Company and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event).

SECTION 4.4.                        Authority.

(a)           The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized and adopted by the unanimous vote of the Company Board, (ii) determined to be fair to, advisable and in the best interests of the stockholders of the Company by the Company Board and (iii) duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company’s stockholders in accordance with the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The Company Board (at a meeting or meetings duly called and held) has unanimously: (i) determined that this Agreement, the Offer and the Merger are advisable and fair to and in the best interests of, the Company and its stockholders; (ii) adopted and approved this

Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement; (iii) directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b)); and (iv) resolved to recommend acceptance of the Offer and adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

SECTION 4.5.                        No Conflict; Rights Agreement; Required Filings and Consents.

(a)           Except as set forth on Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, conflict with or violate any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the comparable charter documents or organizational documents of any of its Subsidiaries, (iii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, permit, license, certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective property is bound or subject, except, with respect to clause (iii), for breaches, defaults, terminations, cancellations or rights of termination, acceleration or cancellation which, in the aggregate, and assuming the exercise of any rights of termination, acceleration or cancellation, would not reasonably be expected to result in a Material Adverse Effect or (iv) assuming that all consents, approvals and authorizations contemplated by Section 4.5(c) have been obtained, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or subject.

(b)           Prior to the date of this Agreement, the Company has amended the Rights Agreement in accordance with its terms to render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Offer, the Support Agreement and the Merger, and has taken all actions necessary so that either prior to or simultaneously with the completion of the transactions contemplated by this Agreement, the Rights will permanently expire, and the Company and the Surviving Corporation, as the case may be, shall have no further obligations in respect thereof.

(c)           Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing and recordation of the Certificate of Merger as required by the DGCL, and except as set forth on Section 4.5(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party under any Material Contract (as defined below) or Real Property Lease (as defined below) in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 4.6.                        SEC Filings; Financial Statements; 2006 Draft Form 10-K.

(a)           Except as set forth on Section 4.6(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed with the SEC since December 31, 2003 (collectively, the “SEC Reports”).  The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the SEC Reports complied, as of their respective dates of filing with the SEC, and the SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and Article 10 of Regulation S-X and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the SEC Reports filed after the date of this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments.  There is no investigation or inquiry pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity in connection with revenue recognition practices, restructuring charges, amortization, writeoffs or any other accounting matter, whether or not a restatement of financial statements is required.

(c)           Except for those liabilities and obligations that are reflected or reserved against on the balance sheet (or footnotes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Current Form 10-K”) or in the balance sheets (or footnotes thereto) contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 or September 30, 2006, neither the Company nor any of its Subsidiaries has any material liabilities or obligations that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (ii) disclosed in SEC Reports filed during the period from and after September 30, 2006 to and including the date of this Agreement, or (iii) reflected in the Company’s draft Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which has been included in Section 4.6(c) of the Company Disclosure Schedule (the “2006 Draft Form 10-K”).

(d)           The 2006 Draft Form 10-K has been prepared in all material respects in accordance with the requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than the disclosure of the transactions contemplated herein which will be included prior to the filing of the 2006 Draft Form 10-K.  The supplemental schedules and information furnished to the Purchaser by the Company and attached as Section 4.6(d) of the Company Disclosure Schedule do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           The Company is in compliance, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (collectively, “Sarbanes-Oxley”).

SECTION 4.7.                        Absence of Certain Changes or Events.  Since December 31, 2006, except as contemplated by this Agreement or as set forth on Section 4.7 of the Company Disclosure Schedule or in the SEC Reports filed prior to the date of this Agreement or in the 2006 Draft Form 10-K, there has not been (i) any event or state of fact that, individually or in the aggregate, has had a Material Adverse Effect; or (ii) any event, action or occurrence, that, if taken after the date hereof without the consent of Purchaser and Merger Sub, would violate Section 5.1 hereof.

SECTION 4.8.                        Litigation.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement, in the 2006 Draft Form 10-K or in Section 4.8 of the Company Disclosure Schedule, (i) there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity, (ii) nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, which in the case of clause (i) or clause (ii) would reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement, in the 2006 Draft Form 10-K or in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries.

SECTION 4.9.                        Employee Benefit Plans.

(a)           Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”).

(b)           Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan.

(c)           Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, all Employee Plans have been administered in material compliance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(d)           Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(e)           Except as set forth on Section 4.9(e) of the Company Disclosure Schedule, all contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time or properly reflected on the Company’s books.

(f)            Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)           No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law.

(h)           Except as set forth in Section 4.9(h)(i) of the Company Disclosure Schedule, no amounts payable under any Employee Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.   Except as set forth in Section 4.9(h)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (x) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment, (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (z) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or otherwise.

SECTION 4.10.                      Offer Documents; Schedule 14D-9; Proxy Statement.

(a)           None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Merger Sub or  Purchaser or any Affiliate of Merger Sub or Purchaser expressly for inclusion in the Offer Documents or the Schedule 14D-9.  The Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)           The Proxy Statement will not, at the time the Proxy Statement is first mailed and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Merger Sub or Purchaser or any Affiliate of Merger Sub or Purchaser

expressly for inclusion in the Proxy Statement.  The Proxy Statement will, at the time the Proxy Statement is first mailed, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder

SECTION 4.11.                      Conduct of Business; Permits.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.11 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and since January 1, 2004 has not been) conducted in default or violation of any term, condition or provision of (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state, county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, including, without limitation, Regulatory Laws, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company and its Subsidiaries have all material permits, licenses, approvals, certifications and authorizations from Governmental Entities, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) required for business presently conducted by the Company and its Subsidiaries.  Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice nor has any knowledge indicating that the Company or any of its Subsidiaries is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Section 4.11 of the Company Disclosure Schedule, to the knowledge of the Company none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

SECTION 4.12.                      Taxes.

(a)           Except as set forth on Section 4.12 of the Company Disclosure Schedule:

(i)              each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(ii)             each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown due on any Tax Return), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(iii)            each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(iv)            each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(v)             no pending or, to the knowledge of the Company, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(vi)            no written claim has been made by any tax authority in a jurisdiction where the Company and its Subsidiaries does not file a Tax Return that any of the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same or substantially similar to a “listed transaction” as described in Treasury Regulation Section 1.6011-4(b)(2).

(c)           There are no Liens for Taxes upon the assets or properties of any of the Company or its Subsidiaries, except for Permitted Liens.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (iii) any ruling received from the Internal Revenue Service.

SECTION 4.13.                      Environmental Matters.

(a)           Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not reasonably be expected to result in a Material Adverse

Effect.  Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, to the knowledge of the Company and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future, in each case which would reasonably be expected to result in a Material Adverse Effect.

(b)           Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.

(c)           Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would reasonably be expected to result in a Material Adverse Effect.

SECTION 4.14.                      Title to Real Property; Liens.

(a)           Leased Real Property.  Set forth on Section 4.14(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries.  Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries.  Except as disclosed on Section 4.14(a) of the Company Disclosure Schedule, each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or any of its Subsidiaries, enforceable against the Company or any of its Subsidiaries in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Owned Real Property.  Set forth on Section 4.14(b) of the Company Disclosure Schedule is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”).

(c)           For purposes of this Agreement:

(i)             “Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

(ii)            “Permitted Liens” shall mean: (A) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (B) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (C) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (D) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use of such Leased Real Property; and (E) Liens securing indebtedness of the Company which will be retired in connection with the transactions contemplated hereby.

(iii)           “Real Property” shall mean the Leased Real Property and the Owned Real Property.

(iv)          “Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

(d)           Each of the Company and its Subsidiaries has good fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its tangible and intangible assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens.

SECTION 4.15.                      Use of Company Real Property.

(a)           Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any material portion of the Real Property other than in the ordinary course of business.  Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(b)           Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).  Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c)           Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary has received notice of or has knowledge of an expropriation or condemnation proceeding pending, threatened or proposed against any material Real Property.

(d)           Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, to the Company’s knowledge, the Company has not received any written notice that its present use of the Real Property is not in conformity in any material respect with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property.  Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, to the Company’s knowledge, there exists no conflict or dispute with any regulatory authority or other Person relating to any Real Property or the activities thereon which would be reasonably likely to result in a Material Adverse Effect.  No damage or destruction has occurred with respect to any of the Real Property that would reasonably be expected to result in a Material Adverse Effect.

(e)           With respect to the Leased Real Property:

(i)            except as disclosed on Section 4.15(e)(i) of the Company Disclosure Schedule, neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(ii)           except as disclosed on Section 4.15(e)(ii) of the Company Disclosure Schedule, no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transactions contemplated herein;

(iii)          except as disclosed on Section 4.15(e)(iii) of the Company Disclosure Schedule, no Real Property Lease contains any “radius restriction” clauses; and

(iv)          Section 4.15(e)(iv) of the Company Disclosure Schedule sets forth a list of each Real Property Lease, with applicable remaining term and any available options for renewal periods.

SECTION 4.16.                      Intellectual Property.

(a)           Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete in all material respects list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Software, in each case, which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth on Section 4.16 of the Company Disclosure Schedule, and all such Intellectual Property Rights are subsisting, valid and enforceable, except where the invalidity or unenforceability of such Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and there has been no such claim asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except, in each of the foregoing cases, where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)           Except as set forth on Section 4.16(d) of the Company Disclosure Schedule, to the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person, except, in each of the foregoing cases, where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)           As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and rights in all documentation, including user manuals and training materials, related to any of the foregoing (but excluding commercially available third party software licensed from third parties) (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

SECTION 4.17.                      Material Contracts.

(a)           Except as set forth in the SEC Reports filed prior to the date of this Agreement or on Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)           any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any contract or agreement (other than a lease of the Leased Real Property) for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more (excluding those contracts and agreements terminable upon 180 days’ notice or less without liability to the Company exceeding $250,000);

(iii)         any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more;

(iv)         any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

(v)          any voting or other agreement governing how any shares of Company Common Stock shall be voted;

(vii)        with respect to any acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000; or

(viii)       that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as “Company Material Contracts.”

(b)           Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and is in full force and effect, and the Company or one of its Subsidiaries as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect.  The Company has not violated, defaulted under or terminated, nor has the Company given or received notice of, any violation, default or termination under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract, except where such violations, defaults or terminations would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.18.                      Brokers.  Except for the Persons set forth on Section 4.18 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Purchaser and Merger Sub true, correct and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and the persons set forth on Section 4.18 of the Company Disclosure Schedule pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 4.19.                      Collective Bargaining; Labor Disputes; Compliance.

(a)           There are no collective bargaining agreements to which the Company or any of its Subsidiaries is a party or under which it is bound.  The employees of the Company and its Subsidiaries are not represented by any unions.  Except as disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 4.19 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is currently, or has been during the past three years, the subject of any union organizing campaign or drive with respect to the employees of the Company or its subsidiaries, and (ii) neither the Company nor any of its Subsidiaries is currently, or has been during the past five years, the subject of any labor strike,  walk-out, work stoppage, slow down, lockout, or material labor dispute involving employees of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any such activity threatened.

(b)           Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s or its Subsidiaries’ directors, officers or employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(c)           Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied in all material respects with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other legally protected category in the conditions of employment or its employment practices relating to the Company’s or its Subsidiaries’ employees, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, applicant for employment, or former employee of the Company or any of its Subsidiaries, or any labor organization or other representative of the Company’s or its Subsidiaries’ employees, relating to the Company’s or its Subsidiaries’ employment practices is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.19 of the Company Disclosure Schedule.

(d)           Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or material citation by any Governmental Entity relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.19 of the Company Disclosure Schedule.

(e)           Except as set forth in Section 4.19 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar foreign, state or local law relating to plant closings and layoffs, and (ii) none of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the 90 days prior to the date of this Agreement.

SECTION 4.20.                      Opinion of Financial Advisor.  The Company has received the written opinion of Citigroup Global Markets Inc. the Company’s sole financial advisor, to the effect that, as of the date hereof, the Offer Price to be received by the Company’s stockholders as provided herein is fair to such stockholders from a financial point of view.  The Company has delivered, or will deliver substantially concurrent with the execution of this Agreement, a copy of the final written opinion to Purchaser and Merger Sub.

SECTION 4.21.                      Control Share Acquisition.  The Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or restrictive provision of any applicable provision in the Certificate of Incorporation or By-Laws of the Company or comparable charter documents and By-laws of any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Purchaser, Merger Sub, Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

SECTION 4.22.                      Certain Business Practices.  As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment where , in the case of clause (a), (b), (c) or (d), such payment or action would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under any laws, rules or regulations of any Governmental Entity.

SECTION 4.23.                      Transactions with Affiliates.  All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that were required to be disclosed in the SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed.  Since January 1, 2004, there have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.

ARTICLE V
CERTAIN COVENANTS

SECTION 5.1.                        Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees on behalf of itself and its Subsidiaries that, during the period (hereafter, the “Interim Period”) from the date of this Agreement to the earliest of (i) such time as designees of Purchaser or Merger Sub first constitute at least a majority of the Company Board pursuant to Section 1.4(a), (ii) the Effective Time, and (iii) the termination of this Agreement in accordance with Article VII, unless Purchaser and Merger Sub shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth on Section 5.1 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser and Merger Sub, do any of the following:

(a)           amend its Certificate of Incorporation or By-Laws or any material term of any outstanding security issued by the Company;

(b)           (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than as described in Section 4.3 of the Company Disclosure Schedule, except for the issuance of shares of Company Common Stock reserved for issuance on the date hereof (x) pursuant to the exercise of currently outstanding options and related securities under the Company’s Option Plans and the acceleration of options and related securities under the Company’s Option Plans as contemplated by existing plans and agreements, and (y) upon conversions, if any, of the Company’s 3.25% Convertible Senior Debentures Due 2034 issued and outstanding under that certain Indenture, dated as of June 1, 2004, between the Company and U.S. Bank National Association, as trustee or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof  or (ii) any assets, including real estate, except, with respect to clause (ii) above, (A) non-exclusive licenses of IP in the ordinary course of business consistent with past practice, (B) leasehold interests, leasehold improvements, equipment, fixtures, initial inventory, supplies and certain other assets related to six new store openings, but only to the extent required to be made under binding commitments in effect as of the date hereof (the “Committed Stores”), and (C) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice;

(d)           except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(e)           transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than (i) sales of excess or obsolete assets, (ii) sales of inventory in the ordinary course of business consistent with past practice, (iii) licenses or other dispositions of non-material IP in the ordinary course, (iv) dispositions (including assignments and or subletting) of leasehold interests, together with leasehold improvements, equipment, fixtures, inventory, supplies, and related assets, if any, of stores that are closed or proposed to be closed as of the date hereof, and (v) other sales of assets not to exceed $500,000 in the aggregate;

(f)            (i) enter into, amend or terminate any employment or severance agreement with or, except as required to comply with applicable law or in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance or termination pay to, any officer or director of the Company or any of its Subsidiaries or (ii) hire or agree to hire any new or additional officers at the Vice President level or above;

(g)           except (i) as required to comply with applicable law, (ii) in accordance with the existing obligations of the Company or any of its Subsidiaries or (iii) as required by Section 2.7 of this Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee (other than, in the case of employees who are not officers or directors, in the ordinary course of business consistent with past practice), (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or, other than in the ordinary course of business consistent with past practice, officer or other employee, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (D) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided, that there shall be no grant or award to any Person of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder, or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h)           (i)  incur or assume any indebtedness, other than normal fluctuations consistent with past practice in the Company’s Bank Credit Agreement, (ii) incur or modify any material indebtedness or other liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i)            change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP, other than the change in inventory valuation method disclosed in the footnotes to financial statements contained in the 2006 Draft Form 10-K;

(j)            make any change to any of its tax accounting principles or practices with respect to Taxes of the Company or any of its Subsidiaries;

(k)           make any Tax election or change in any Tax election, amend any material Tax Returns or, subject to Section 5.1(l) below, enter into any settlement or compromise of any material Tax liability of the Company or its Subsidiaries;

(l)            pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding (each, a “Claim”), except for any settlement or compromise (i) involving any Claim that has been reserved against in accordance with GAAP on the balance sheet (or footnotes thereto) in the 2006 Draft Form 10-K in an amount not to exceed the aggregate reserve relating to all such Claims, (ii) any payment, discharge, settlement, satisfaction or compromise of any Claim in accordance with Section 5.15 of this Agreement or (iii) any other Claim up to an aggregate maximum of $1,000,000, including, in the case of clauses (i) and (iii), all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(m)          except as required to comply with applicable law, enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(n)           enter into any new material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(o)           enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(p)           enter into or consummate any sale/leaseback agreement or arrangement;

(q)           make, authorize or agree to make any capital expenditures other than pursuant to the capital expenditure budget agreed upon by the Purchaser and the Company and included as Schedule 5.1(q) hereto;

(r)            enter into an agreement containing any provision or covenant limiting the ability of the Company or any of its Subsidiaries with respect to (i) selling any products or services of or to any other Person, (ii) engaging in any line of business, (iii) competing with or obtaining the products or services of any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or (iv) selecting, opening or operating any store in any geographical area or location;

(s)           terminate or fail to renew any Permit (beyond any applicable cure period) that is material to the conduct of the businesses of the Company or any of its Subsidiaries;

(t)            revalue in any material respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as otherwise required by GAAP, and except as disclosed in the footnotes to the financial statements contained in the Draft 2006 Form 10-K related to revaluation of inventory under the cost valuation method;

(u)           fail to pay any Taxes or other material debts when due (without giving effect to any grace periods) other than a reserved claim described in Section 5.1(l) above;

(v)           fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect, provided that the Company shall not be deemed to be in breach of this covenant if the failure to maintain any particular policy of insurance would not reasonably be expected to have, individually or in the aggregate with any other policy the Company fails to maintain, a Material Adverse Effect;

(w)          fail to make in a timely manner any and all filings with the SEC required to be made under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any filing required under applicable law, excluding Forms 3 and 4 where the failure to so timely file will not result in a Material Adverse Effect;

(x)            except for the shortest allowable extensions or renewals of existing Real Property Leases that are scheduled to expire during the Interim Period as to same, (i) amend, extend, renew, otherwise modify or terminate or permit to expire any of the Real Property Leases, (ii) enter into any new Real Property Lease or (iii) open any new stores;

(y)           enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing paragraphs (a)-(x) of this Section 5.1; and

(z)            take any action or omit to take any action that would, or is reasonably likely to result in any of its representations and warranties contained in this Agreement becoming untrue,

or in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.

SECTION 5.2.                        No Solicitations.

(a)           The Company shall not and shall cause its Subsidiaries not to, directly or indirectly, through any officer, director, affiliate, employee, agent, financial advisor, representative or otherwise, (a) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that the Company may, prior to the purchase of the Shares pursuant to the Offer, in response to an unsolicited bona fide written proposal received on or after the date of this Agreement (and not withdrawn), with respect to an Acquisition Proposal from a third party, which did not result from a breach of this Section 5.2, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party only if, and only to the extent that (i) the Company Board, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, determines in good faith that the Company Board would reasonably be likely to breach its fiduciary duties to stockholders under applicable law without taking such action (ii) prior to taking such action, the Company receives from such Person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement, (iii) the Company promptly provides to the Purchaser any non-public information that is provided to the Person making such Acquisition Proposal or its representatives which was not previously provided to the Purchaser or Merger Sub, (iv) the Company Board, after consultation with and taking into account the advice of its financial advisors and legal counsel, determines in good faith that such proposal would, if accepted, be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (v) the proposal would, if consummated, result in a transaction that is more favorable to Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement (such more favorable Acquisition Proposal hereinafter referred to as a “Superior Proposal”; provided, that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned below, except that references to “15% or more” shall be deemed to be references to “50% or more”).

(b)           The Company shall and shall cause its Subsidiaries and their respective officers, directors, affiliates, employees, agents, financial advisors and representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to the possibility or consideration of any Acquisition Proposal.

(c)           The Company shall and shall cause its Subsidiaries to notify Purchaser and Merger Sub promptly (but in no event later than one business day) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Subsidiaries, in each case in connection with any Acquisition Proposal.  Each notice shall contain the name of any Person making any such proposal, requesting such information or seeking such negotiations or discussions and a summary of the material terms and conditions of any proposals or offers and thereafter the Company shall keep Purchaser and Merger Sub informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(d)           The Company shall and shall cause its Subsidiaries to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to promptly return or destroy all written confidential information heretofore furnished to such Person (whether then in the possession of such Person or its advisors or representatives) by or on behalf of the Company or any of its Subsidiaries.  The Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which the Company is a party or by which it is bound.

(e)           The Company shall not take any action to (i) exempt any Person (other than Merger Sub, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Law) or otherwise cause such restrictions not to apply, (ii) exempt any Person (other than Merger Sub, Purchaser and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Statute or otherwise cause such restrictions not to apply, or (iii) amend or waive the Rights Agreement or redeem the Rights, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.3(b).

(f)            Without limiting the foregoing, it is understood that any willful violation of the restrictions set forth in this Section 5.2 by any officer, director, affiliate, employee, agent, financial advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2.

(g)           For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than by or on behalf of Merger Sub or Purchaser) relating to any direct or indirect acquisition or purchase (including any single or multiple-step transaction) of a business or assets of the Company or its Subsidiaries that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 under Regulation S-X of the Securities Act) (a “Significant Subsidiary”), or 15% or more beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning (as determined pursuant to Rule 13d-3 under the Exchange Act) 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries or any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, in each case other than the transactions contemplated by this Agreement and any transaction by the Company permitted by Section 5.1 hereof.

SECTION 5.3.                        Fiduciary Duties.

(a)           The Company Board shall not (a) except as set forth in this Section 5.3 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Purchaser and Merger Sub, the Company Board Recommendation, or (b) except as set forth in this Section 5.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, if, at any time prior to the earlier of (i) the Purchase Time or (ii) Company Stockholders’ Meeting, the Company Board determines in good faith (after consultation with and taking into account the advice of its financial advisors and legal counsel) that an Acquisition Proposal is a Superior Proposal (for which, in the case of this Section 5.3(a) only, financing, to the extent required, is then represented by a bona fide commitment letter), the Company Board may withdraw or modify the Company Board Recommendation in response to such Superior Proposal and terminate this Agreement in accordance with Section 7.3(b), but only if the Company Board determines in good faith (after consultation with and taking into account the advice of its financial advisor and legal counsel) that the Company Board would breach its fiduciary duties to stockholders under applicable law without taking such action; provided, however, that prior to taking such action, the Company Board shall have (1) given Purchaser and Merger Sub at least five business days prior written notice that the Company intends to take such action and provided Purchaser and Merger Sub with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered any such response by Purchaser and Merger Sub and concluded that, notwithstanding such response, such Acquisition Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response; and provided further, that any such termination of this Agreement shall be void and of no force or effect, unless substantially concurrently with such termination the Company pays Purchaser the fee required by Section 7.5(b).

(b)           Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position required by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure (including a withdrawal or modification of the Company Board Recommendation) if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties under applicable law; provided, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, shall be deemed to be a withdrawal of the Company Board Recommendation.

SECTION 5.4.                        Proxy Statement.  As soon as practicable after (i) the Purchase Time, unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b), or (ii) a termination or expiration of the Offer that does not result in the termination of this Agreement, the Company shall promptly prepare and file with the SEC the Proxy Statement in connection with the Merger.  Purchaser and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Purchaser, Merger Sub and their respective affiliates as may be required to be disclosed therein.  The Company shall give reasonable and good faith consideration to any other comments made by Purchaser and Merger Sub and their counsel.  The Company agrees (i) to provide Purchaser and Merger Sub with any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Proxy Statement promptly upon receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or their counsel in any discussions or meetings with the SEC.  The Proxy Statement shall contain the recommendation of the Company Board that the Company’s stockholders approve this Agreement and the transactions contemplated hereby.  As promptly as possible after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its stockholders.

SECTION 5.5.                        Meeting of Stockholders of the Company.

(a)           Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 5.5(b), the Company shall promptly take all action necessary in accordance with applicable law, the Certificate of Incorporation and the By-Laws of the Company to convene the Company Stockholders’ Meeting.  The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in the DGCL.  The Company shall use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.  Merger Sub and Purchaser each agree that, at the Company Stockholders’ Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Merger Sub or Purchaser or any of their direct or indirect Subsidiaries will be voted in favor of the Merger.

(b)           If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Merger Sub, Purchaser, or any other direct or indirect Subsidiary of Purchaser, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Purchaser, Merger Sub and the Company shall (subject to Section 6.1) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the Purchase Time, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

SECTION 5.6.                        Additional Agreements.  The Company, Merger Sub and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.7.                        Notification of Certain Matters.  The Company shall give prompt notice to Purchaser, and Merger Sub and Purchaser and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material failure of the Company or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which has or is reasonably expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.8.                        Access to Information.

(a)           From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, directors, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Purchaser and Merger Sub reasonable access during normal business hours to its officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies, but excluding privileged documents or documents or information the disclosure of which is not permitted by applicable law or order of any Governmental Entity in accordance with the written opinion of the Company’s counsel, after consultation with counsel for the Purchaser as to the nature of such excluded information), and shall furnish Purchaser and Merger Sub with all financial, operating and other data and information that Purchaser and Merger Sub, through their officers, employees, consultants or agents, may reasonably request.  No information received pursuant to this Section 5.8 shall affect or be deemed to modify or update any representation or warranty of the Company and its Subsidiaries contained in this Agreement.

(b)           Each of Purchaser and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents, to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement and any termination hereof pursuant to Article VII.

SECTION 5.9.                        Public Announcements.  Purchaser, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable law or stock exchange rules, in which case the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

SECTION 5.10.                      Approval and Consents; Cooperation.

(a)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 5.10 shall require Merger Sub or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time).  In furtherance and not in limitation of the foregoing, (i) to the extent required under the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in substantial compliance with the requirements of the Antitrust Laws, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) subject to Section 5.10(e), to take all other reasonable actions necessary, proper or advisable to (x) avoid each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (y) cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(b)           Each of Purchaser, Merger Sub and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry (including any proceeding initiated by a private party), (ii) promptly inform the other party to this Agreement of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (“DOJ”), the Federal Trade Commission (“FTC”), or any other Governmental Entity, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub, Purchaser and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding the foregoing or any other provision of this Agreement the parties hereto understand and agree that the reasonable best efforts of any party hereto, shall not obligate Merger Sub, Purchaser or any of their respective Affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to (i) any business, asset or property that was owned by the Purchaser or its Subsidiaries prior to the Effective Time or (ii) the Surviving Corporation’s businesses, assets or properties other than those stores set forth on that certain letter agreement between the Purchaser and the Company, dated even date herewith and relating to this Section 5.10.

(f)            The parties shall use their respective reasonable best efforts to obtain any other consents of third parties which are disclosed as being required under Section 4.5 of the Company Disclosure Schedule (collectively, the “Required Approvals”) for the purposes of consummation of the transactions contemplated hereby, and shall reasonably cooperate and consult with one another with respect to such efforts; provided, that this Section 5.10(f) shall not require any party to pay any consideration (other than customary attorneys’ fees and nominal transfer or review fees) in order to obtain such consents.

SECTION 5.11.                      Further Assurances.  Subject to Section 5.10, in case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Purchaser and the Surviving Corporation shall take any such reasonably necessary action.

SECTION 5.12.                      Agreement to Defend and Indemnify.

(a)           If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced (by a Person other than a party hereto or an Affiliate of such party), whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  Purchaser shall (and shall cause Merger Sub and its Subsidiaries to) indemnify and hold harmless, each present and former director and officer of the Company including, without limitation, officers and directors serving as such on the date hereof and each person who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable law or provided under the Company’s Certificate of Incorporation and By-Laws in effect on the date hereof; provided that (i) such indemnification shall be subject to any limitation required to be imposed from time to time by applicable law; (ii) in connection with any claim as to which indemnification is sought, neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and(iii) neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.12 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have an actual conflict of interest in the outcome of such action.

(b)           For six years after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and an Indemnified Party.  In addition, for a period of six years following the Effective Time, Purchaser shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the Certificate of Incorporation and By-Laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Certificate of Incorporation and By-Laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable laws.

(c)           In the event that the Company fails to procure the “tail” policy referred to in clause (d) below, for six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties on terms and conditions not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that in no event shall the Surviving Corporation be required to expend more than a cumulative amount for such insurance in excess of 300% of the premium set forth in Section 5.12 of the Company Disclosure Schedule to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation shall provide the greatest coverage that is then available for 300% of such annual premium.

(d)           Prior to the Effective Time, the Company shall use reasonable efforts, in consultation with the Purchaser, to purchase tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an aggregate premium in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the existing policies (which amount is set forth in Section 5.12 of the Company Disclosure Schedule), (ii) shall be effective with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies (complete and accurate copies of which have been made available to the Purchaser); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of 300% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying an aggregate premium equal to 300% of such amount.

(e)           The obligations and liability of Purchaser, the Surviving Corporation and its Subsidiaries under this Section 5.12 shall be joint and several.

(f)            The obligations under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the policy referred to in paragraph

(c) or (d), above (and their heirs and representatives).  Each of the Indemnified Parties or other persons who are beneficiaries under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.12, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Parties (and other persons who are beneficiaries under the policy referred to in paragraph (c) or (d), as applicable, above (and their heirs and representatives)) under’ this Section 5.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Certificate of Incorporation, By-Laws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(g)           In the event that Purchaser, Surviving Corporation, or any of their Subsidiaries (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors and assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

SECTION 5.13.                      Continuation of Employee Benefits.  To the extent permitted under any applicable law and the benefit plans of the Purchaser, each employee of the Company and its Subsidiaries shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, that credit need not be given for service to the extent such credit would result in duplication of benefits.

SECTION 5.14.                      Takeover Statutes.  If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Purchaser and Merger Sub and the board of directors of each of the Company, Purchaser and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

SECTION 5.15.                      Disposition of Litigation.  In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Purchaser and Merger Sub, and any counsel which Purchaser and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Purchaser’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Purchaser and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Purchaser’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI
CONDITIONS OF MERGER

SECTION 6.1.                        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Merger and this Agreement shall have been approved and adopted by the affirmative vote of the stockholders holding a majority of the outstanding shares of Company Common Stock.

(b)           HSR.  The applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated.

(c)           No Challenge.  No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, in any court of competent jurisdiction or by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

SECTION 6.2.                        Additional Conditions to Obligation of the Company to Effect the Merger.  Unless the Purchaser has consummated the Offer (in which event this Section 6.2 shall become inapplicable), the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a)           Performance of Obligations of Merger Sub.  Purchaser and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties of Merger Sub.  The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby.

SECTION 6.3.                        Additional Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger.  Unless the Purchaser has consummated the Offer (in which event this

Section 6.3 shall become inapplicable), the obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Purchaser and Merger Sub:

(a)           Performance of Obligations of the Company and its Subsidiaries.  The Company and its Subsidiaries shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties of the Company and its Subsidiaries.  The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Material Adverse Effect.  No change, event or circumstance shall have occurred since the date hereof that has a Material Adverse Effect

(d)           Required Approvals.  All Required Approvals shall have been obtained or furnished except where the failure to obtain any such Required Approvals will not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.                        Termination by Mutual Agreement.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent duly authorized by the Board of Purchaser and the Company.

SECTION 7.2.                        Termination by Either Purchaser or the Company.  This Agreement may be terminated and the Offer and the Merger may be abandoned by Purchaser or the Company:

(a)           at any time prior to the Effective Time, if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable (provided that the party seeking to terminate pursuant to this Section 7.2 shall have complied with its obligations under Section 5.10 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted); or

(b)           if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose failure to fulfill and obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(c)           the condition set forth in Section 6.1(a) shall not have been satisfied.

SECTION 7.3.                        Termination by the Company. This Agreement may be terminated and the Offer and Merger may be abandoned by the Company:

(a)           in accordance with, and subject to the terms and conditions of, Section 5.3(a); or

(b)           if there shall be a breach of or failure to perform any of the Purchaser’s or Merger Sub’s representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured within 30 days of written notice thereof delivered to the Purchaser; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

SECTION 7.4.                        Termination by the Purchaser. This Agreement may be terminated and the Offer and Merger may be abandoned by the Purchaser, if there shall be a breach of or failure to perform any of the Company’s representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured within 30 days of written notice delivered to the Company; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.4  if the Purchaser or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

SECTION 7.5.                        Effect of Termination.

(a)           In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser, Merger Sub or the Company or any of their respective affiliates, directors, officers, or stockholders, except (i) as set forth in this Section 7.5 and Section 8.3 and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

(b)           In the event that:

(i)              Company shall have terminated this Agreement pursuant to Section 7.3(a); or

(ii)             this Agreement is terminated by Purchaser or Company pursuant to Section 7.2(b) or Section 7.2(c) and both (x) prior to such termination, an Acquisition Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn and (y) within twelve months after the date of such termination, the Company consummates any transaction specified in the definition of “Acquisition Proposal;”

then in any such case, the Company shall pay Purchaser a termination fee of $15,200,000 by wire transfer of immediately available funds to the account or accounts designated by Purchaser.  Such payment shall be made (1) concurrently with such termination in the case of a termination by the Company pursuant to Section 7.3(a) and (2) on the first business day after the consummation of the transaction referred to in clause (y) of Section 7.5(b)(ii) in the case of a termination fee payable pursuant to Section 7.5(b)(ii).  For the avoidance of doubt, the Company shall not be required to pay a termination fee pursuant to more than one clause of this Section 7.5(b).  For purposes of this Section 7.5(b), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.2(a) except that references in Section 5.2(a) to “15%” shall be replaced by “50%”.

(c)           If  the Company shall have terminated this Agreement pursuant to (i) Section 7.2(b) if the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have resulted in the Merger not occurring prior to the Outside Date or (ii) Section 7.3(b), then, in any such case, Purchaser shall pay the Company a termination fee of $4,000,000 within one business day following such termination, in immediately available funds by wire transfer to such account or accounts as the Company may designate in writing to the Purchaser.

(d)           If  the Purchaser shall have terminated this Agreement pursuant to (i) Section 7.2(b) if the failure to satisfy the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have resulted in the Merger not occurring prior to the Outside Date or (ii) Section 7.4, then, in any such case, the Company shall pay the Purchaser a termination fee of $4,000,000 within one business day following such termination, in immediately available funds by wire transfer to such account or accounts as the Purchaser may designate in writing to the Company.

(e)           If  both (i) the Company shall have withdrawn or modified the Company Board Recommendation pursuant to Section 5.3(b) and (ii) the condition set forth in Section 6.1(a) shall not have been satisfied, then, in any such case, the Company shall pay the Purchaser a termination fee of $15,200,000 within one business day following the termination of this Agreement, in immediately available funds by wire transfer to such account or accounts as the Purchaser may designate in writing to the Company.

(f)            The parties acknowledge that the termination fees set forth above constitute a reasonable estimate of the damages that will be suffered by reason of the termination of this Agreement and shall be in full and complete satisfaction of any and all damages arising as a result of such termination.  The parties further acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

SECTION 7.6.                        Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, (i) after Purchaser purchases any Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and (ii) after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law or any applicable rule or regulation of any stock exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 7.7.                        Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.1.                        Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Article VII, as the case may be, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

SECTION 8.2.                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           If to the Purchaser or Merger Sub:

550 Bowie Street
Austin, Texas 78703
Attention:  Roberta Lang, General Counsel
Fax:  512-482-7217

With a copy (which shall not constitute notice) to:

Hallett & Perrin
2001 Bryan Street
Suite 3900
Dallas, Texas 75201
Attention:  Bruce H. Hallett
Fax:  214-922-4170

(b)           If to the Company:

1821 30th Street
Boulder, Colorado 80301
Attention:  Gregory Mays, Chief Executive Officer and Freya Brier,
General Counsel
Fax: 303-396-6217

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attention: Brian J. McCarthy
Fax:  213-687-5600

SECTION 8.3.                        Expenses.  Except as expressly set forth in Section 7.5, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses; provided, however, that Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, each shall bear one-half of the HSR Act filing fee.

SECTION 8.4.                        Definitions.  For purposes of this Agreement, the term:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial orders, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Confidentiality Agreement” shall mean the confidentiality letter agreement, dated January 8, 2007, by and between the Company and Purchaser.

“Company’s Bank Credit Agreement” shall mean the Loan and Security Agreement, dated March 31, 2005, by and among the Company, Bank of America, N.A. and the other lenders named therein.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“knowledge” shall mean the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 8.4 of the Company Disclosure Schedule.

“Outside Date” shall mean June 30, 2007; provided, however, that if, as of June 30, 2007, either (i) all of the conditions to the consummation of the Offer or Merger (as applicable) shall have been satisfied other than the conditions set forth in Section 6.1(a) or Section 6.1(b) of this Agreement or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger (as applicable) and such order, decree, ruling or other action has not become final and nonappealable, such date shall mean August 31, 2007.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, liquor, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

SECTION 8.5.                        Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6.                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.7.                        Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Disclosure Schedules, the Confidentiality Agreement and the letter agreement referred to in Section 5.10(e) hereof, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  Nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto, other than (i) the provisions of Section 5.12 hereof (and expressly excluding Section 5.13 hereof),  (ii) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration at the Effective Time (in accordance with the provisions of Section 2.6 hereof) and (iii) the holders of Options to receive the consideration set forth in Section 2.7 hereof in accordance with the provisions thereof.

SECTION 8.8.                        Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any other wholly-owned Subsidiary of Purchaser; provided that no such assignment shall relieve Purchaser or Merger Sub of its obligations hereunder.

SECTION 8.9.                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State and without regard to the conflict of law provisions thereof.

SECTION 8.10.      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.11.      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12.                      Interpretation.

(a)           The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(b)           No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.13.                      Disclosure Generally.  All of the Company Disclosure Schedule and Purchaser Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedule and Purchaser Disclosure Schedule; provided, however, that information furnished in any particular section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be included in another section of the Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, only to the extent a matter in such section of the Company Disclosure Schedule or Purchaser Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

SECTION 8.14                       Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of the Company, Merger Sub and Purchaser has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

WILD OATS MARKETS, INC.

By:	/s/ Greg Mays
	Name:	Greg Mays
	Title:	Chairman & CEO

WFMI MERGER CO.

By:	/s/ Roberta Lang
	Name:	Roberta Lang
	Title:	President

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Chamberlain
	Name:	Glenda Chamberlain
	Title:	EVP, Chief Financial Officer

Exhibit A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1.             Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date:

(a)          there shall have been validly tendered in the Offer and not properly withdrawn that number of shares of Company Common Stock (including the shares of Company Common Stock subject to the Support Agreement), which, together with the number of Shares, if any, then owned beneficially by Purchaser, Merger Sub and any Subsidiary or Affiliate of Purchaser or Merger Sub, taken as a whole, constitutes at least a majority of the total number of then-outstanding shares of Company Common Stock on a fully diluted basis (which shall mean, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock (if any) which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into shares of Company Common Stock or otherwise, but only to the extent then exercisable, other than potential dilution attributable to the Rights on the date shares of Company Common Stock are accepted for payment (the “Minimum Tender Condition”); and

(b)          the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated.

2.             Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 1.1, may terminate or amend the Offer if any of the following conditions exist:

(a)          there shall have been any law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that would directly or indirectly (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger; (ii) impose material limitations on the ability of Purchaser, Merger Sub or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it pursuant to the Offer on an equal basis with all other shares of Company Common Stock on all matters properly presented to the stockholders of the Company; or (iii) require, or condition any approval on, the divestiture by Purchaser, Merger Sub or any of their respective Subsidiaries or Affiliates of any shares of Company Common Stock, or require Merger Sub, Purchaser, the Company, or any of their respective Subsidiaries or Affiliates to take, or condition any approval on, any action referred to in clauses (i) and (ii) of Section 5.10(e) of the Merger Agreement, except as expressly provided therein;

(b)          there shall be pending, any action, proceeding or counterclaim by any Governmental Entity challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of Paragraph 2(a) above;

(c)          any change, event or circumstance has occurred since the date hereof that has a Material Adverse Effect;

(d)          (i) the Company shall have materially breached or failed to comply in any material respect with any of its agreements contained in the Merger Agreement or (ii) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct except for such breaches of representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date);

(e)          the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; which, in the reasonable judgment of Purchaser or Merger Sub, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; or

(f)           the Purchaser shall not have received the required approval under the Purchaser’s Bank Credit Agreement to consummate the Offer.

The conditions set forth in Paragraphs 1 and 2 of this Exhibit A are for the benefit of Purchaser and Merger Sub and, regardless of the circumstances, may be asserted by Purchaser or Merger Sub in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Purchaser or Merger Sub in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.